EXhibit 2.2

PLAN OF ARRANGEMENT

UNDER SECTION 193 OF THE

BUSINESS CORPORATIONS ACT (Alberta)

Article 1
INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the following words and phrases used in this Plan of Arrangement shall have the meanings hereinafter set out:

“ABCA” means the Business Corporations Act (Alberta).

“Affected Person” has the meaning ascribed to such term in Section 6.2(a).

“Aggregate Equity Value” means the sum of (i) $75,000,000, plus (ii) the Aggregate Value of the Share Consideration.

“Aggregate Equity Value per Share” means the aggregate value per Company Share to be received pursuant to this Plan of Arrangement, equal to the quotient of (i) Aggregate Equity Value, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Bond Warrant Exercise Price was being paid in cash) of the Company Bond Warrants outstanding immediately prior to the Effective Time multiplied by the Bond Warrant Cashless Exercise Ratio (provided that for the purpose of the Bond Warrant Cashless Exercise Ratio, the Bond Warrant Fair Market Value shall be deemed to be the Estimated Aggregate Equity Value per Share), plus (C) the aggregate number of Company Shares that would be issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Effective Time multiplied by the Performance Warrant Cashless Exercise Ratio (provided that for the purpose of the Performance Warrant Cashless Exercise Ratio the Performance Warrant Market Price per Company Share shall be deemed to be the Estimated Aggregate Equity Value per Share).

“Aggregate Value of the Share Consideration” means the product of (i) the number of Consideration Shares comprising the Share Consideration, multiplied by (ii) $10.10.

“Amalco” has the meaning ascribed to such term in Section 3.1(l).

“Amalco Preferred Shares” means the preferred shares in the capital of Amalco.

“Ancillary Documents” has the meaning given to such term in the Business Combination Agreement.

“Arrangement” means an arrangement under Section 193 of the ABCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in accordance with the Interim Order or Final Order with the prior written consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Dissent Rights” has the meaning ascribed to such term in Section 4.1(a).

“Articles of Arrangement” means the articles of arrangement in respect of the Arrangement required under Subsection 193(10) of the ABCA to be sent and filed with the Registrar after the Final Order has been granted, which shall include this Plan of Arrangement and otherwise be in form and content satisfactory to the Company and SPAC, each acting reasonably.

“Bond Warrant Cashless Exercise Ratio” has the meaning ascribed to “Cashless Exercise Ratio” in the Company Warrant Agreement.

“Bond Warrant Exercise Price” has the meaning ascribed to “Exercise Price” in the Company Warrant Agreement.

“Bond Warrant Fair Market Value” has the meaning ascribed to “Fair Market Value” in the Company Warrant Agreement.

“Broker” has the meaning ascribed to such term in Section 6.2(b)(i).

“Business Combination Agreement” means the business combination agreement made as of December 14, 2022 by and among SPAC, PubCo, Merger Sub, Canadian Merger Sub and the Company, including all exhibits and schedules annexed thereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York, Wilmington, Delaware and Calgary, Alberta are open for the general transaction of business.

“Canadian Merger Sub” means 2476276 Alberta ULC, an Alberta unlimited liability corporation, and a direct, wholly owned subsidiary of PubCo.

“Canadian Merger Sub Common Shares” means the common shares in the capital of Canadian Merger Sub.

“Cash Consideration” means $75,000,000.

“Cash Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Cash Consideration, divided by (ii) the Aggregate Equity Value.

“Certificate of Arrangement” means the certificate or other proof of filing to be issued by the Registrar pursuant to Subsection 193(11) or Subsection 193(12) of the ABCA in respect of the Articles of Arrangement on the Closing Date.

“Class A Consideration” has the meaning given to such term in the Business Combination Agreement.

“Class B Consideration” has the meaning given to such term in the Business Combination Agreement.

“Closing” has the meaning given to such term in the Business Combination Agreement.

“Closing Conditions” means the conditions precedent set out in Article IX of the Business Combination Agreement.

“Closing Date” means the date on which Closing occurs in accordance with Section 2.1 of the Business Combination Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” means Greenfire Resources Inc., an Alberta corporation.

“Company Amalgamation” has the meaning ascribed to such term in Section 3.1(l).

“Company Amalgamation Effective Time” has the meaning ascribed to such term in Section 3.1(l).

“Company Arrangement Resolution” means a special resolution of the Company Shareholders and the Company Performance Warrantholders in respect of the Arrangement to be approved by Written Resolution or considered at the Company Securityholders Meeting, in substantially the form attached to the Business Combination Agreement as Exhibit E.

“Company Bond Warrant” means, as of any determination time, each warrant to purchase Company Shares that is outstanding, unexercised and issued pursuant to the Company Warrant Agreement.

“Company Dissenting Shareholder” means a registered holder of Company Shares who dissents in respect of the Company Arrangement Resolution in strict compliance with the Arrangement Dissent Rights, and who is ultimately entitled to be paid fair value for their Company Shares.

“Company Dividend” has the meaning ascribed to such term in Section 3.1(f).

“Company Employee Shareholders” means all holders of the Company Shares immediately prior to the Effective Time other than the Company Founders.

“Company Equity Plan” means the Greenfire Resources Inc. Performance Warrant Plan, dated February 2, 2022, as amended from time to time.

“Company Expenses” has the meaning given to such term in the Business Combination Agreement.

“Company Founders” means Annapurna Limited, Spicelo Limited, Modro Holdings LLC and Allard Services Limited.

“Company Performance Warrant” means, as of any determination time, each warrant to purchase Company Shares issued pursuant to the Company Equity Plan that is outstanding and unexercised, whether vested or unvested.

“Company Performance Warrantholders” means the holders of the Company Performance Warrants.

“Company Preferred Shares” has the meaning ascribed to such term in Section 3.1(d).

“Company Required Approval” has the meaning given to such term in the Business Combination Agreement.

“Company Securityholders” means collectively, the Company Shareholders and Company Performance Warrantholders.

“Company Securityholders Meeting” means a special meeting of the Company Shareholders and Company Performance Warrantholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that may be convened as provided by the Business Combination Agreement and the Interim Order to permit the Company Securityholders to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shareholders” means the holders of Company Shares as of any determination time prior to the Company Amalgamation Effective Time.

“Company Shares” means the common shares in the capital of the Company.

“Company Warrant” means, as of any determination time, each Company Bond Warrant and each Company Performance Warrant.

“Company Warrant Agreement” means that certain Warrant Agreement, dated as of August 12, 2021 between GAC Holdco Inc. (n/k/a Greenfire Resources Inc.), as issuer and The Bank of New York Mellon, as warrant agent, as may be amended from time to time.

“Compensatory Share Issuance Agreement” means the agreement to be entered into among PubCo, Merger Sub and SPAC at the Effective Time (as defined in the Business Combination Agreement) of the Merger in a form to be mutually agreed on, each acting reasonably.

“Consideration Shares” means the PubCo Common Shares comprising the Share Consideration.

“Court” means the Court of King’s Bench of Alberta, or other court as applicable.

“Depositary” means one or more banks or trust companies jointly selected by the Company and the SPAC, each acting reasonably, to act as depositary and/or paying agent, which Depositary will perform the duties described in one or more depositary and/or paying agent agreements, each in form and substance reasonably acceptable to the Company and the SPAC; provided that notwithstanding the foregoing, the Company and the SPAC may agree that the Company and/or PubCo will perform certain depositary and/or paying agent duties, in which case references to the Depositary shall also include the Company and/or PubCo in such capacity, where applicable.

“Effective Date” means the date on which the Articles of Arrangement are filed with the Registrar.

“Effective Time” means the time at which the Articles of Arrangement are filed with the Registrar on the Effective Date.

“Employee Cash Consideration” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Employee Shareholders (less any Company Shares held by Company Dissenting Shareholders) immediately prior to the Effective Time.

“Employee Trust” means the trust to be established for the benefit of the Company Employee Shareholders.

“Employee Trust Debt” means an amount equal to the Employee Cash Consideration.

“Employee Trust Note” means a promissory note owing from PubCo to the Employee Trust with a principal amount equal to the Employee Trust Debt and is payable on demand.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, restricted share units, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Estimated Aggregate Equity Value per Share” means the Aggregate Equity Value per Share as estimated by the Company and agreed to by the SPAC with the Company delivering such estimate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(a) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(a) of the Business Combination Agreement to agree on the Estimated Aggregate Equity Value per Share.

“Exchanged Company Preferred Shares” means a number of Company Preferred Shares held by each Company Employee Shareholder equal to the product of (i) the number of Company Preferred Shares held by such Company Employee Shareholder, multiplied by (ii) the Share Percentage.

“Final Order” means the final order of the Court pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, approving the Arrangement, as such order may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of both the Company and SPAC, each such consent not to be unreasonably withheld, conditioned or delayed, at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn, abandoned or denied, as affirmed or as amended, on appeal, provided that any such amendment is acceptable to each of both the Company and SPAC, each acting reasonably.

“Founders Dividend Amount” means an amount equal to the product of (i) the Cash Percentage, multiplied by (ii) the Aggregate Equity Value per Share, multiplied by (iii) aggregate number of Company Shares outstanding held by the Company Founders immediately prior to the Effective Time.

“Governmental Entity” means any United States, Canadian, international or other (a) federal, state, provincial, local, municipal or other government entity, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, bureau, ministry or entity and any court or other tribunal), or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitrator or arbitral tribunal (public or private).

“Intended Tax Treatment” has the meaning given to such term in the Business Combination Agreement.

“Interim Order” means the interim order of the Court contemplated by Section 3.1(a) of the Business Combination Agreement and made pursuant to Section 193 of the ABCA, in a form acceptable to the Company and SPAC, each acting reasonably, providing for, among other things, obtaining the Company Required Approval, as the same may be amended, modified, supplemented or varied by the Court, provided that any such amendment is reasonably acceptable to each of the Company and SPAC, or with the consent of SPAC and the Company, each such consent not to be unreasonably withheld, conditioned or delayed.

“Law” means, to the extent applicable, any federal, state, local, provincial, municipal, foreign, national or supranational statute, law (including statutory, common, civil or otherwise), act, statute, ordinance, treaty, rule, code, regulation, judgment, award, order, decree or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Letters of Transmittal” means, if determined necessary by the Company (i) a letter of transmittal to be sent by the Company to Company Shareholders and/or (ii) a letter of transmittal to be sent by the Company to the Company Performance Warrantholders; in each case, in connection with the Arrangement.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, license or sub-license, charge or other similar encumbrance or interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Merger” has the meaning given to such term in the Business Combination Agreement.

“Merger Sub” means DE Greenfire Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of PubCo.

“Other Withholding Agent” has the meaning ascribed to such term in Section 6.2(a).

“Parties” means, collectively, the parties to the Business Combination Agreement and “Party” refers to any one of them.

“Payment Spreadsheet” has the meaning given to such term in the Business Combination Agreement.

“Performance Warrant Cashless Exercise Ratio” means the ratio obtained by (i) (A) the Performance Warrant Market Price minus (B) the Performance Warrant Exercise Price, divided by (ii) the Performance Warrant Market Price.

“Performance Warrant Exercise Price” means the exercise price for each Company Performance Warrant as set out in the warrant certificate representing each such Company Performance Warrant.

“Performance Warrant Market Price” has the meaning ascribed to “Market Price” in the Company Equity Plan.

“Person” means an individual, partnership, corporation, limited partnership, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Plan of Arrangement” means this Plan of Arrangement, subject to any amendments or variations to such plan made in accordance with the Business Combination Agreement and this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company (such agreement not to be unreasonably withheld, conditioned or delayed by either SPAC or the Company, as applicable).

“Post-Closing Directors” means the following individuals: Robert Logan; Jonathan Klesch; Julian McIntyre; Venkat Siva; Matthew Perkal; and William Derek Aylesworth.

“PubCo” means Greenfire Resources Ltd., an Alberta corporation.

“PubCo Common Shares” means the common shares in the capital of PubCo.

“PubCo Performance Warrant Plan” means the Performance Warrant Plan of PubCo, as contemplated by the Business Combination Agreement, which amends and restates the Company Equity Plan.

“PubCo Performance Warrants” means warrants to purchase PubCo Common Shares with each such warrant entitling the holder to purchase one PubCo Common Share subject to the terms and conditions of the PubCo Performance Warrant Plan.

“PubCo Warrant” means each warrant to purchase one PubCo Common Share at an exercise price of $11.50 per share, subject to adjustment, on the terms and subject to the conditions set forth in the PubCo Warrant Agreement.

“PubCo Warrant Agreement” means the Warrant Agreement, dated as of October 21, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as trustee, as amended or amended and restated, and as assumed by PubCo at the Closing.

“Registrar” means the Registrar of Corporations for the Province of Alberta or the Deputy Registrar of Corporations appointed under section 263 of the ABCA.

“Share Consideration” has the meaning given to such term in the Business Combination Agreement.

“Share Exchange Ratio” means the ratio obtained by (i) the number of Consideration Shares comprising the Share Consideration, divided by (ii) the sum of (A) aggregate number of Company Shares outstanding immediately prior to the Company Amalgamation Effective Time, plus (B) the aggregate number of Company Shares issuable on full exercise (if the Performance Warrant Exercise Price was being paid in cash) of the Company Performance Warrants outstanding immediately prior to the Company Amalgamation Effective Time.

“Share Percentage” means the percentage equal to 100 multiplied by the number equal to the quotient of (i) the Aggregate Value of the Share Consideration, divided by (ii) the Aggregate Equity Value.

“Shareholder Agreement” means the Shareholders Agreement between the Company and certain of the Company Shareholders dated August 5, 2021.

“SPAC” means M3-Brigade Acquisition III Corp., a Delaware corporation.

“SPAC Class A Shares” means the Class A common stock of SPAC, with a par value $0.0001 per share.

“SPAC Class B Shares” means the Class B common stock of SPAC, with a par value $0.0001 per share.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Supplemental Warrant Agreement” means the First Supplemental Warrant Agreement to be entered into between the Company and The Bank of New York Mellon, as warrant agent, amending the Company Warrant Agreement.

“Supporting Company Shareholder” has the meaning given to such term in the Business Combination Agreement.

“Surviving Company” has the meaning given to such term in the Business Combination Agreement.

“Tax Act” means the Income Tax Act (Canada) and the regulations promulgated thereunder.

“Taxes” has the meaning given to such term in the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Business Combination Agreement, this Plan of Arrangement and the Ancillary Documents.

“Withholding Obligation” has the meaning ascribed to such term in Section 6.2(a).

“Written Resolution” has the meaning given to such term in the Business Combination Agreement.

“Written Resolution Deadline” has the meaning given to such term in the Business Combination Agreement.

1.2	Interpretation

In this Plan of Arrangement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Plan of Arrangement into Articles and Sections and the further division thereof into subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to an Article, Section or subsection refers to the specified Article, Section or subsection to this Plan of Arrangement;

(b)	the terms “hereof”, “herein”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto;

(c)	time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. Where the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” means “including, without limiting the generality of the foregoing”;

(f)	a reference to a statute is to that statute as now enacted or as the statute may from time to time be amended, re-enacted or replaced and includes any regulation, rule or policy made thereunder;

(g)	references to “$” or “dollar” or “US$” shall be references to United States dollars and references to “CAD$” and “Canadian dollar” shall be references to Canadian dollars; for the purposes of converting various amounts from Canadian dollars to United States dollars or from United States dollars to Canadian dollars for the purposes of the calculations in this Plan of Arrangement, a Canadian dollar to United States dollar exchange rate shall be selected by the Company and agreed to by the SPAC with the Company delivering such exchange rate in conjunction with the Payment Spreadsheet in accordance with Section 2.2(c) of the Business Combination Agreement with the Company and the SPAC following the procedures in Section 2.2(c) of the Business Combination Agreement to agree on such exchange rate;

(h)	no Party to the Business Combination Agreement, nor its respective counsel, shall be deemed the drafter of this Plan of Arrangement for purposes of construing the provisions hereof, and all provisions of this Plan of Arrangement shall be construed according to their fair meaning and not strictly for or against any Party.

Article 2
BUSINESS COMBINATION AGREEMENT AND BINDING EFFECT

2.1	Business Combination Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Business Combination Agreement and constitutes an arrangement as referred to in Section 193 of the ABCA. If there is any inconsistency or conflict between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement, the provisions of this Plan of Arrangement shall govern.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement, upon the filing of the Articles of Arrangement and the issuance of the Certificate of Arrangement, shall become effective commencing at the Effective Time and shall be binding without any further authorization, act or formality on the part of the Court or any Person, on the Company Shareholders (including Company Dissenting Shareholders), Company Performance Warrantholders, the holders of any Company Bond Warrants, the holders of any SPAC Class A Shares, the holders of any SPAC Class B Shares, the Company, SPAC, the Surviving Company, Merger Sub, Canadian Merger Sub, and PubCo, from and after the Effective Time.

2.3	Filing of Articles of Arrangement

The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the steps, events or transactions set out in Section 3.1 and, subject to the satisfaction or waiver of the Closing Conditions, Section 3.1, have become effective in the sequence and at the times set out therein.

Article 3
ARRANGEMENT

3.1	Effective Time Transactions

Commencing at the Effective Time on the Closing Date, the following transactions shall occur and shall be deemed to occur at the times and in the order set out below without any further authorization, act or formality required on the part of any Person, except as otherwise expressly provided herein:

(a)	the Shareholder Agreement shall be terminated;

(b)	each Company Share held by Company Dissenting Shareholders shall be deemed to have been transferred to the Company (free and clear of any Liens) and:

(i)	such Company Dissenting Shareholders shall cease to be holders of such Company Shares or to have any rights as holders of such Company Shares other than the right to be paid fair value for such Company Shares, as set out in Section 4.1 hereof;

(ii)	all such Company Shares acquired shall be cancelled and, in connection therewith, the stated capital account maintained by the Company for the Company Shares shall be reduced by an amount equal to the result obtained by multiplying the stated capital of the Company Shares immediately prior to giving effect to this Section 3.1(b), by the number of Company Shares so cancelled divided by the number of issued and outstanding Company Shares immediately prior to giving effect to this Section 3.1(b); and

(iii)	such Company Dissenting Shareholders’ names shall be removed as the holders of such Company Shares from the registers of Company Shares maintained by or on behalf of the Company;

(c)	PubCo shall lend the Employee Trust an amount equal to the Employee Trust Debt;

(d)	the articles of the Company shall be amended to create a new class of shares that the Company is authorized to issue, to be designated as “Preferred Shares, Series 1” (the “Company Preferred Shares”), which shares shall be unlimited in number and have attached thereto the rights, privileges, restrictions and conditions set out in Schedule A to this Plan of Arrangement;

(e)	each Company Share held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Preferred Share (free and clear of any Liens) for each Company Share so exchanged, and (i) the Company Employee Shareholders shall cease to have any rights as the registered holders of Company Shares; and (ii) each such Company Share held by the Company shall be cancelled in accordance with the ABCA;

(f)	the Company shall declare and pay on the remaining Company Shares a dividend (the “Company Dividend”) in an aggregate amount equal to the Founders Dividend Amount which dividend shall be payable to the Company Founders on a pro rata basis based on the number of Company Shares held by each of such Company Founders;

(g)	all of the outstanding Company Shares shall be consolidated such that immediately following such consolidation the number of outstanding Company Shares shall equal the number obtained by the product of (i) the number of outstanding Company Shares immediately prior to such consolidation, multiplied by (ii) the Share Percentage; provided that notwithstanding the provisions of any agreement, certificate, equity plan or other document that provides for the issuance of Company Shares on conversion, exercise or exchange of securities or other rights outstanding under such agreements, certificates, equity plans or other documents including, without limitation, the Company Equity Plan and the Company Warrant Agreement, the consolidation under this Section 3.1(g) shall not result in the adjustment of the number of Company Shares issuable (or any associated exercise or conversion price) pursuant to any outstanding securities or other rights that are convertible, exercisable or exchangeable into Company Shares;

(h)	the Exchanged Company Preferred Shares held by Company Employee Shareholders shall be deemed to be transferred to the Company (free and clear of any Liens), and in exchange each Company Employee Shareholder shall be issued one (1) Company Share (free and clear of any Liens) for each Exchanged Company Preferred Share so exchanged and the Company Employee Shareholders shall cease to have any rights as the registered holders of such Exchanged Company Preferred Shares;

(i)	in accordance with the terms of the Company Warrant Agreement, as amended by the Supplemental Warrant Agreement, the Cash Percentage of Company Bond Warrants held by each holder of Company Bond Warrants shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is cancelled;

(j)	the Cash Percentage of Company Performance Warrants held by each Company Performance Warrantholder shall be deemed to be cancelled in exchange for payment by the Company of an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrant that is cancelled;

(k)	each Company Bond Warrant outstanding immediately prior to this Section 3.1(k) shall be deemed to be exercised for Company Shares pursuant to the terms of the Company Warrant Agreement as amended by the Supplemental Warrant Agreement, and each former holder of Company Bond Warrants outstanding immediately prior to this Section 3.1(k) shall receive Company Shares on a net basis, such that, without the exchange of any funds, the holder of Company Bond Warrants immediately prior to the operation of this Section 3.1(k) shall receive such number of Company Shares as shall equal the product of (A) the number of Company Shares for which such Company Bond Warrant is exercisable as of the date of exercise (if the Bond Warrant Exercise Price were being paid in cash) multiplied by (B) the Bond Warrant Cashless Exercise Ratio; provided that for the purpose of the Bond Warrant Cashless Exercise Ratio the Bond Warrant Fair Market Value per Company Share shall be deemed to be the Aggregate Equity Value per Share;

(l)	immediately following the step contemplated by Section 3.1(k) (the “Company Amalgamation Effective Time”), Canadian Merger Sub shall amalgamate with and into the Company (the “Company Amalgamation”) to form one corporate entity with the same effect as if they had amalgamated under the ABCA except that the separate legal existence of the Company shall not cease and the Company shall survive the Company Amalgamation notwithstanding the issue by the Registrar of a certificate of amalgamation and the assignment of a new corporate access number (and for the avoidance of doubt, (i) the Company Amalgamation is intended to qualify as an amalgamation for the purposes of the ABCA and as defined in subsection 87(1) of the Tax Act, be governed by subsections 87(1), 87(2), 87(4), 87(5) and 87(9) of the Tax Act, as applicable, and (ii) for U.S. federal income tax purposes, it is intended that the Company Amalgamation, taken together with the Merger (and any other relevant transactions as set forth in the Business Combination Agreement), qualify for the Intended Tax Treatment, and upon the Company Amalgamation becoming effective:

(i)	the legal existence of the Company shall survive and continue with the Company being referred to herein after the Company Amalgamation as “Amalco”;

(ii)	the separate legal existence of Canadian Merger Sub shall cease without Canadian Merger Sub being liquidated or wound up, and the property, rights and interests of Canadian Merger Sub shall become the property, rights and interests and obligations of Amalco;

(iii)	Amalco shall continue to be liable for the liabilities and obligations of each of Canadian Merger Sub and the Company;

(iv)	any existing cause of action, claim or liability to prosecution of the Canadian Merger Sub and the Company is unaffected by the Company Amalgamation;

(v)	a civil, criminal or administrative action or proceeding pending by or against either Canadian Merger Sub or the Company prior to the Company Amalgamation may be continued to be prosecuted by or against Amalco;

(vi)	a conviction against, or a ruling, order or judgment in favour of or against, either Canadian Merger Sub or the Company may be enforced by or against Amalco;

(vii)	the name of Amalco shall continue to be “Greenfire Resources Inc.”;

(viii)	the registered office of Amalco shall continue to be the same registered office as the Company;

(ix)	the articles of amalgamation of Amalco will continue to be the same as the articles of incorporation of the Company and the certificate of amalgamation of Amalco is deemed to be the certificate of incorporation of Amalco;

(x)	the by-laws of Amalco shall continue to be the same as the by-laws of the Company;

(xi)	the directors of the Company immediately prior to the Company Amalgamation shall continue to be the initial directors of Amalco, to hold office until the next annual meeting of the shareholders of Amalco or until their successors are elected or appointed;

(xii)	each Company Preferred Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into one (1) Amalco Preferred Share (free and clear of any Liens) and the holders of the Company Preferred Shares shall cease to have any rights as the registered holders of Company Preferred Shares;

(xiii)	each Company Share outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into PubCo Common Shares, and each holder of Company Shares immediately prior to the Company Amalgamation Effective Time shall be issued such number of PubCo Common Shares (free and clear of any Liens) as is equal to the number of Company Shares held by such holder immediately prior to the Company Amalgamation multiplied by the Share Exchange Ratio, and the holders of the Company Shares shall cease to have any rights as the registered holders of Company Shares;

(xiv)	each Canadian Merger Sub Common Share shall be converted into one (1) common share of Amalco;

(xv)	each Company Performance Warrant outstanding immediately prior to the Company Amalgamation Effective Time shall be converted into such number of PubCo Performance Warrants as is equal to the number of Company Performance Warrants held by such holder immediately prior to the Company Amalgamation Effective Time multiplied by the Share Exchange Ratio (and each such PubCo Performance Warrant shall entitle the holder to purchase one (1) PubCo Common Share at an exercise price equal to the exercise price of the Company Performance Warrant prior to such conversion divided by the Share Exchange Ratio), and each Company Performance Warrant so converted shall be, and shall be deemed to be, cancelled; the Company Equity Plan shall be deemed to be amended and restated by the PubCo Performance Warrant Plan and the rights and obligations of the Company pursuant to the Company Equity Plan shall become the rights and obligations of PubCo as amended and restated by the PubCo Performance Warrant Plan and the Company shall have no further obligations under the Company Equity Plan;

(xvi)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Shares outstanding immediately prior to the Company Amalgamation Effective Time (excluding, for the avoidance of doubt, any Company Share in respect of which the holder exercises Arrangement Dissent Rights) shall be added to the stated capital of the PubCo Common Shares;

(xvii)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Canadian Merger Sub Common Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of Amalco; and

(xviii)	an amount equal to the aggregate paid-up capital (for the purposes of the Tax Act) of the Company Preferred Shares outstanding immediately prior to the Company Amalgamation Effective Time shall be added to the stated capital of the Amalco Preferred Shares;

(m)	immediately following the step contemplated by Section 3.1(l), each issued and outstanding Amalco Preferred Share shall be, and shall be deemed to be, transferred to the Employee Trust (free and clear of any Liens) in exchange for the Employee Cash Consideration to be paid by the Employee Trust to such holders of the Amalco Preferred Shares pro rata based on the number of Amalco Preferred Shares held by each such holder of Amalco Preferred Shares, and such former holders of Amalco Preferred Shares shall cease to be holders of Amalco Preferred Shares and the name of such holders shall be removed from the register of holders of Amalco Preferred Shares, and the Employee Trust shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(n)	immediately following the step contemplated by Section 3.1(m), each issued and outstanding Amalco Preferred Share held by the Employee Trust shall be, and shall be deemed to be, transferred to PubCo (free and clear of any Liens) in exchange for the Employee Trust Note; and the Employee Trust shall cease to be a holder of Amalco Preferred Shares and the name of the Employee Trust shall be removed from the register of holders of Amalco Preferred Shares, and PubCo shall become the holder of the Amalco Preferred Shares so exchanged and shall be added to the register of holders of Amalco Preferred Shares in respect of such Amalco Preferred Shares;

(o)	upon issuance of the Employee Trust Note as contemplated by Section 3.1(n), the Employee Trust Debt owing by the Employee Trust to PubCo, shall be deemed to be satisfied by way of set-off against the principal amount of the Employee Trust Note, and the Employee Trust Note shall be deemed to be paid and settled in full, and cancelled;

(p)	the one (1) PubCo Common Share held by Amalco shall be cancelled for no consideration;

(q)	5,000,000 PubCo Warrants shall be issued to the holders of PubCo Common Shares and PubCo Performance Warrants such that:

(i)	a number of PubCo Warrants shall be issued to the holders of PubCo Common Shares equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Common Shares outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Common Shares held by each such holder;

(ii)	a number of PubCo Warrants shall be issued to the holders of PubCo Performance Warrants equal to the product of (A) 5,000,000 multiplied by (B) the number of PubCo Performance Warrants outstanding, divided by (C) the number of PubCo Common Shares outstanding plus the number of PubCo Performance Warrants outstanding, on a pro rata basis based on the number of PubCo Performance Warrants held by each such holder;

(r)	Merger Sub shall merge with and into SPAC in accordance with the Business Combination Agreement and, as part of the Merger, PubCo shall issue such number of PubCo Common Shares as comprise the Class A Consideration and Class B Consideration to the former holders of the SPAC Class A Shares and the SPAC Class B Shares;

(s)	at the Effective Time (as defined in the Business Combination Agreement) of the Merger, in consideration of the issuance of the PubCo Common Shares in the Merger pursuant to Section 3.1(r), the Surviving Company will issue 109,999,999 fully paid, non-assessable shares of the common stock of the Surviving Company to PubCo pursuant to the Compensatory Share Issuance Agreement, which Surviving Company shares will have an aggregate fair market value equal to the fair market value of the PubCo Common Shares issued by PubCo pursuant to Section 3.1(r) as part of the Merger; and

(t)	the directors of PubCo immediately prior to the Effective Time shall resign and be replaced by the Post-Closing Directors, to each hold office until their respective term expires in accordance with the articles of incorporation of PubCo, or until their successors are elected or appointed.

Article 4
DISSENT RIGHTS

4.1	Dissent Rights

(a)	Pursuant to the Interim Order, a Company Shareholder may exercise dissent rights with respect to the Company Shares held by such holder (“Arrangement Dissent Rights”) in connection with the Arrangement pursuant to and in accordance Section 191 of the ABCA, all as the same may be modified by the Interim Order, the Final Order and this Section 4.1(a); provided that the written notice of dissent to the Company Arrangement Resolution, contemplated by Subsection 191(5) of the ABCA must be sent to and received by the Company not later than 5:00 P.M. (Calgary time) on the Business Day that is two (2) Business Days before either (A) the Written Resolution Deadline, or (b) if the Company and SPAC determine to call and hold the Company Securityholders Meeting, the Company Securityholders Meeting. Company Shareholders who exercise Arrangement Dissent Rights and who:

(i)	are ultimately determined to be entitled to be paid fair value from the Company for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will, notwithstanding anything to the contrary contained in Section 191 of the ABCA, be deemed to have irrevocably transferred such Company Shares to the Company pursuant to Section 3.1(b) in consideration of such fair value, and in no case will the Company, Amalco, SPAC, Merger Sub, Canadian Merger Sub, PubCo, or any other Person be required to recognize such holders as holders of Company Shares after the Effective Time, and each Company Dissenting Shareholder will cease to be entitled to the rights of a Company Shareholder in respect of the Company Shares in relation to which such Company Dissenting Shareholder has exercised Arrangement Dissent Rights and the securities register of the Company shall be amended to reflect that such former holder is no longer the holder of such Company Shares as at and from the Effective Time; or

(ii)	are ultimately not entitled, for any reason, to be paid fair value for the Company Shares in respect of which they have exercised Arrangement Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Arrangement Dissent Rights.

(b)	For greater certainty, in addition to any other restrictions in the Interim Order and under Section 191 of the ABCA, none of the following shall be entitled to exercise Arrangement Dissent Rights: (i) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Company Arrangement Resolution; (ii) Company Shareholders who have executed and returned a copy of the Written Resolution to the Company; and (iii) any other Person who is not a registered holder of Company Shares immediately prior to the date that the Company Required Approval is received for the Company Arrangement Resolution either pursuant to the Written Resolution or at the Company Securityholders’ Meeting. A Person may only exercise Arrangement Dissent Rights in respect of all, and not less than all, of such Person’s Company Shares.

Article 5
CERTIFICATES AND PAYMENTS

5.1	Certificates and Payments

(a)	At or before the Effective Time:

(i)	the Company shall deposit, or cause to be deposited, in escrow with the Depositary:

(A)	for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the Company Dividend pursuant to Section 3.1(f), the Founders Dividend Amount;

(B)	for the benefit of and to be held on behalf of the holders of Company Bond Warrants pursuant to Section 3.1(i), an amount equal to the aggregate of the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant that is to be cancelled pursuant to Section 3.1(i); and

(C)	for the benefit of and to be held on behalf of the Company Performance Warrantholders pursuant to Section 3.1(j), an amount equal to the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrant that is to be cancelled pursuant to Section 3.1(j);

(ii)	PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders entitled to receive the PubCo Common Shares pursuant to Section 3.1(l)(xiii), certificates representing, or other evidence regarding the issuance of, the PubCo Common Shares that such Company Shareholders are entitled to receive under the Arrangement (calculated without reference to whether any Company Shareholder has exercised Arrangement Dissent Rights);

(iii)	PubCo shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the Company Shareholders and Company Performance Warrantholders entitled to receive the PubCo Warrants pursuant to Section 3.1(q) certificates representing, or other evidence regarding the issuance of, the PubCo Warrants that such Company Shareholders and Company Performance Warrantholders are entitled to receive under the Arrangement; and

(iv)	the Employee Trust shall deposit, or cause to be deposited, in escrow with the Depositary for the benefit of and to be held on behalf of the holders of Amalco Preferred Shares entitled to receive the Employee Cash Consideration pursuant to Section 3.1(m), an amount equal to the aggregate Employee Cash Consideration for each Amalco Preferred Shares that are to be cancelled pursuant to Section 3.1(m).

(b)	Upon the surrender to the Depositary of a certificate (or where applicable, confirmation of book-entry only entries) which immediately prior to the Company Amalgamation Effective Time represented outstanding Company Shares, Company Bond Warrants or Company Performance Warrants, as applicable, together with a duly completed and executed Letter of Transmittal (if required by the Company) and such additional documents and instruments as the Depositary may reasonably require (if any), the Depositary shall deliver:

(i)	with respect to a Company Employee Shareholder, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such Company Employee Shareholder is entitled to and payment by cheque or wire transfer representing such Company Employee Shareholders pro rata entitlement to the Employee Cash Consideration;

(ii)	with respect to a Company Founder, book-entry only entries and/or certificates representing the PubCo Common Shares and PubCo Warrants that such Company Founder is entitled to and payment by cheque or wire transfer representing such Company Founder’s pro rata entitlement to the Founders Dividend Amount;

(iii)	with respect to a holder of Company Performance Warrants, book-entry only entries representing the PubCo Warrants that such holder of Company Performance Warrants is entitled to, certificates representing the PubCo Performance Warrants that such holder of Company Performance Warrants is entitled to (unless the Company determines in its sole discretion to retain such certificates for safekeeping), and payment by cheque or wire transfer representing the Aggregate Equity Value per Share less the Performance Warrant Exercise Price for each such Company Performance Warrant held by such holder that is to be cancelled pursuant to Section 3.1(j);

(iv)	with respect to a holder of Company Bond Warrants, book-entry only entries representing the PubCo Common Shares and PubCo Warrants that such holder of Company Bond Warrants is entitled to and payment by cheque or wire transfer representing the Aggregate Equity Value per Share less the Bond Warrant Exercise Price for each such Company Bond Warrant held by such holder that is to be cancelled pursuant to Section 3.1(i).

(c)	Until surrendered as contemplated by this Article 5, each certificate which immediately prior to the Effective Time represented outstanding Company Shares or Company Warrants shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the PubCo Common Shares, PubCo Performance Warrants, PubCo Warrants and/or cash payment which such holder is entitled to receive pursuant to Section 5.1(a)(i).

(d)	Any certificate formerly representing Company Shares or Company Warrants that is not deposited, together with all other documents required hereunder, on or before the last Business Day before the third anniversary of the Closing Date, and any right or claim by or interest of any kind or nature, including the right of a former Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants to receive certificates (or where applicable, confirmation of book-entry only entries) representing PubCo Common Shares, PubCo Performance Warrants or PubCo Warrants, or any portion of the Cash Consideration, to which such holder is entitled pursuant to the Arrangement, shall terminate and be deemed to be surrendered and forfeited to PubCo for no consideration and such forfeited PubCo Common Shares, PubCo Performance Warrants and PubCo Warrants shall be deemed to be cancelled.

(e)	No Company Shareholder, Company Performance Warrantholder or holder of Company Bond Warrants shall be entitled to receive any consideration with respect to the Company Shares or the Company Warrants other than the consideration to which such holder is entitled to receive under the Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividend, premium or other payment in connection therewith.

(f)	All dividends payable with respect to any PubCo Common Share allotted and issued pursuant to this Plan of Arrangement for which a certificate has not been issued shall be paid or delivered to the Depositary to be held by the Depositary in trust for the registered holder thereof. The Depositary shall pay and deliver to any such registered holder, as soon as reasonably practicable after application therefor is made by the registered holder to the Depositary in such form as the Depositary may reasonably require, such dividends and any interest thereon to which such holder is entitled, net of applicable withholding and other taxes.

(g)	In no event shall any Person be entitled to a fractional PubCo Common Share, PubCo Warrant or PubCo Performance Warrant. Where the aggregate number of PubCo Common Shares, PubCo Warrants or PubCo Performance Warrants to be issued to a Person pursuant to the Plan of Arrangement would result in a fraction of a PubCo Common Share, PubCo Warrant or PubCo Performance Warrant being issuable, the number of PubCo Common Shares, PubCo Warrants or PubCo Performance Warrants to be received by such Person shall be rounded up or down to the nearest whole PubCo Common Share, PubCo Warrant or PubCo Performance Warrant, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional securities eliminated by rounding. Cash payments made to any Person pursuant to the Arrangement will be rounded up to the nearest cent.

5.2	Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one or more outstanding Company Shares or Company Warrants that were transferred pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall pay or issue to such Person the consideration such Person would have been entitled to receive pursuant to the Arrangement had such share certificate not been lost, stolen or destroyed. The Person to whom such consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to the Company, SPAC and the Depositary (acting reasonably) in such sum as the Company and SPAC may direct, or otherwise indemnify the Company and SPAC in a manner satisfactory to Company and SPAC, acting reasonably, against any claim that may be made against Company and SPAC with respect to the certificate alleged to have been lost, stolen or destroyed.

Article 6
EFFECT OF THE ARRANGEMENT; WITHHOLDINGS

6.1	Effect of Arrangement

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Company Shares and Company Warrants issued prior to the Effective Time; (b) the rights and obligations of the Company Shareholders, Company Performance Warrantholders, holders of any Company Bond Warrants, holders of any SPAC Class A Shares, holders of any SPAC Class B Shares, the Company, the Supporting Company Shareholders, SPAC, the Surviving Company, Merger Sub, Canadian Merger Sub, and PubCo, and any transfer agent or other exchange agent therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement; and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Company Shares and Company Warrants shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

6.2	Withholdings

(a)	Notwithstanding anything to the contrary contained herein, each of the Parties, the Depositary and any other Person that has any withholding obligation with respect to any amount paid or deemed paid or transaction hereunder (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold or direct a Party, the Depositary or any Other Withholding Agent to deduct and withhold on their behalf, from any consideration paid, deemed paid or otherwise deliverable to any Person under this Plan of Arrangement (an “Affected Person”), such amounts as are required to be deducted or withheld under the Tax Act, the Code or any provision of any applicable Tax Law (a “Withholding Obligation”). Such deducted or withheld amounts shall be timely remitted to the appropriate Governmental Entity as required by applicable Law. To the extent that amounts are so deducted or withheld and remitted to the appropriate Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Plan of Arrangement as having been paid to the Affected Person to whom such amounts would otherwise have been paid or deemed paid.

(b)	The Parties, the Depositary and any Other Withholding Agent shall also have the right to:

(i)	withhold and sell, or direct a Party, the Depositary or any Other Withholding Agent to withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(ii)	require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to a Party, the Depositary or any Other Withholding Agent as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of PubCo Common Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of PubCo Common Shares shall be affected on a public market (or in such other manner as determined appropriate by the Parties acting reasonably) and as soon as practicable following the Closing Date. Each of the Parties, the Depositary, the Broker or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any Withholding Obligation; however, none of the Parties, the Depositary, the Broker or any Other Withholding Agent will have or be deemed to have any fiduciary duty to any shareholder of PubCo, any stockholder of SPAC, any Company Shareholder, any holder of Company Bond Warrants or any Company Performance Warrantholder and will not be liable for any loss arising out of any sale of such PubCo Common Shares, including any loss relating to the manner or timing of such sales, the prices at which the PubCo Common Shares are sold or otherwise.

Article 7
AMENDMENTS

7.1	Amendments

(a)	The Company or SPAC may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must:

(i)	be set out in writing;

(ii)	be approved by the Company and SPAC, each acting reasonably; and

(iii)	be filed with the Court and, if made following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, be communicated to the Company Shareholders and/or Company Performance Warrantholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company or SPAC at any time prior to receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons executing the Written Resolution or voting at the Company Securityholders Meeting (if applicable), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following receipt of the Company Required Approval, whether by Written Resolution or at the Company Securityholders Meeting, shall be effective only if: (i) it is consented to in writing by each of the Company and SPAC (in each case, acting reasonably); and (ii) if required by the Court, it is consented to by some or all of the Company Shareholders and/or Company Performance Warrantholders voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Closing Date unilaterally by PubCo, provided that it concerns a matter which, in the reasonable opinion of PubCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former holder of Company Shares or any former holder of Company Warrants.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Business Combination Agreement.

Article 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out therein.

SCHEDULE “A” TO THE PLAN OF ARRANGEMENT

COMPANY ARTICLES OF AMENDMENT

The capital of the Corporation is divided into the classes set forth below having the respective rights and being subject to the respective restrictions, preferences, conditions and limitations hereinafter set forth.

The number of shares of each class is unlimited and the said classes of the Corporation’s authorized capital are:

(a)	Common Shares (“Common Shares”) without nominal or par value which may be issued and allotted by the directors of the Corporation from time to time for such consideration as may be fixed from time to time by such directors and otherwise having the designation, rights, restrictions, conditions and limitations as are hereinafter provided; and

(b)	non-cumulative redeemable Preferred Shares (“Preferred Shares”) without nominal or par value and otherwise having the designation, rights, restrictions, conditions and limitations as are hereinafter provided.

The rights, restrictions, conditions and limitations attached or related to the aforesaid classes of the Corporation’s authorized capital are as follows:

I.	COMMON SHARES

Unlimited number of Common Shares without nominal or par value to which shares shall be attached the following rights (i) to vote at any meeting of shareholders of the Corporation; (ii) to receive any dividend declared by the Corporation; and (iii) to receive the remaining property of the Corporation upon dissolution.

II.	PREFERRED SHARES

2.1	Issuance in Series

The directors shall at any time and from time to time issue Preferred Shares in one or more series, each series to consist of an unlimited number of shares having the rights, privileges, restrictions and conditions as contained herein. Each such series of shares shall be designated consecutively commencing at Preferred Shares, Series I.

2.2	Stated Capital Account

(a)	In accordance with the provisions of subsection 28(3) of the Business Corporations Act (Alberta), on the issuance of Preferred Shares of any particular series in exchange for property, or shares of another class, or pursuant to an amalgamation referred to in section 182 of the Business Corporations Act (Alberta) or an arrangement referred to in paragraphs 193(1)(b) or (c) of the Business Corporations Act (Alberta), the directors of the Corporation may add to the stated capital account maintained for the Preferred Shares of that particular series the whole or any part of the amount of the consideration received by the Corporation in the exchange.

(b)	In accordance with the provisions of subsection 44(2) of the Business Corporations Act (Alberta), if Preferred Shares of any particular series are issued as payment of a dividend, the directors may add all or a part of the value of those shares to the stated capital account maintained or to be maintained for its Preferred Shares of that series.

2.3	Redemption Amount

(a)	The price or consideration payable entirely in lawful money of Canada at which the Preferred Shares of any particular series shall be redeemed (the “Redemption Amount”) shall be set by the directors at the time of issuance.

(b)	Where the Preferred Shares of the particular series are issued as partial or total consideration for the purchase by the Corporation of any assets or the conversion or exchange of any shares (the “Purchased Assets”), the Redemption Amount shall be the amount of consideration received therefor as determined by the directors of the Corporation at the time of issuance of the Preferred Shares of the particular series and adjusted by the directors at any time or times so as to ensure that the Redemption Amount of such Preferred Shares of such particular series issued as partial or total consideration for the purchase by the Corporation of the Purchased Assets shall equal the difference between the fair market value of the Purchased Assets as at the date of purchase, conversion, or exchange by the Corporation and the aggregate value of non-share consideration, if any, issued by the Corporation as partial consideration for the Purchased Assets.

(c)	For greater certainty, such fair market value shall be determined by the directors of the Corporation upon such expert advice as they deem necessary. Should, however, any competent taxing authority at any time issue or propose to issue any assessment or assessments that impose or would impose any liability for tax on the basis that the fair market value of the Purchased Assets is other than the amount approved by the directors and if the directors or a competent Court or tribunal agree with such revaluation and all appeal rights have been exhausted or all times for appeal have expired without appeals having been taken or should the directors of the Corporation otherwise determine that the fair market value of the Purchased Assets is other than the amount previously approved by the directors, then the Redemption Amount of the Preferred Shares of the particular series shall be adjusted nunc pro tunc pursuant to the provisions of this paragraph to reflect the agreed upon fair market value and all necessary adjustments, payments and repayments as may be required shall forthwith be made between the proper parties.

2.4	Voting Rights

(a)	Subject to the Business Corporations Act (Alberta) and to paragraph (b), the holders of the Preferred Shares of any particular series shall not, as such, be entitled to receive notice of or to attend or vote at any meeting or meetings of the shareholders of the Corporation.

(b)	Any preference, right, condition or limitation attaching to the Preferred Shares of any particular series can only be amended by a special resolution of the holders of each class of shares of the Corporation each voting separately as a class.

2.5	Dividend Rights

When and if declared by the directors of the Corporation in their discretion, the holders of Preferred Shares of any particular series in any calendar year shall be entitled to receive out of the net profits or surplus of the Corporation properly applicable to the payment of dividends, a non-cumulative dividend at an annual rate equal to the prescribed rate of interest for the purposes of subsection 256(1.1) of the Income Tax Act (Canada) as at the time of issuance of the first Preferred Shares of such particular series on the Redemption Amount thereof; provided that subject to Article 1 dividends may be paid on the Common Shares without annual dividends having been declared on the Preferred Shares of any particular series; and further provided always that no dividends shall at any time be declared on issued and outstanding Preferred Shares of any particular series if the result of the payment of the dividend once declared would be to impair the ability of the Corporation immediately thereafter to redeem all of the issued and outstanding Preferred Shares.

2.6	Return of Capital

Upon the liquidation, dissolution or winding-up of the Corporation, whether voluntary or otherwise, or other distribution of the assets of the Corporation or repayment of capital to its shareholders for the purpose of winding up its affairs, the holders of each series of the Preferred Shares shall be entitled to receive for each such share, in priority to the holders of the Common Shares, the Redemption Amount per share together with all declared but unpaid dividends thereon (herein referred to as the “Redemption Price”). After the payment to the holders of each series of Preferred Shares of the Redemption Price for each such share as aforesaid, the holders of each series of Preferred Shares shall have no right or claim to any of the remaining assets of the Corporation.

2.7	Parity Relationship

If upon distribution of the remaining assets of the Corporation upon any liquidation, dissolution or winding up, whether voluntary or otherwise, or other distribution of the assets of the Corporation or repayment of capital to shareholders of the Corporation for the purpose of winding up its affairs, the assets of the Corporation shall be insufficient to permit payment in full to the holders of the Preferred Shares, the remaining assets of the Corporation shall be distributed to the holders of the Preferred Shares ratably in proportion to the amounts distributable to them as provided in Section 2.6.

2.8	Redemption

The Corporation may, upon giving notice as hereinafter provided in Section 2.10 redeem or purchase the whole or any part of the Preferred Shares of any series held by one or more shareholders on payment for each share to be redeemed or purchased of the lesser of:

(a)	the aggregate Redemption Price of such shares being redeemed or purchased at the particular time; and

(b)	the realizable value of the net assets of the Corporation immediately before such redemption or purchase as the case may be.

2.9	Retraction Privilege

Upon written notice of any holder of Preferred Shares of any series which notice shall contain the information required by Section 2.10 and which shall be signed by the holder or his duly authorized attorney (in which case evidence of such authorization satisfactory to the Corporation shall accompany the notice) the Corporation shall, within ten days (or such other period of time as may be set at the time of issuance of the said Preferred Shares of that series) following the receipt of such notice at the registered office of the Corporation redeem or purchase all or such portion of the outstanding Preferred Shares of that series included in such notice, for the sum equal to the aggregate Redemption Price in the manner provided in Section 2.10.

2.10	Manner of Redemption or Purchase

(a)	The redemption or purchase of Preferred Shares of each series shall be made in the following manner:

(i)	The Corporation shall, at least 30 days (or such other period of time as may be set at the time of issuance of the said Preferred Shares) before the date specified for redemption or purchase or such lesser period of time as may be unanimously agreed upon by the holders of all Preferred Shares of each series then being redeemed or purchased, mail to each person, who at the date of mailing, is the registered holder of the Preferred Shares of each series to be redeemed or purchased, a notice in writing of the intention of the Corporation to redeem or purchase such Preferred Shares of such series. Such notice shall be mailed to each such shareholder at his address as it appears on the books of the Corporation, or in the event the address of any such shareholder not so appearing, then the last known address of such shareholder, provided, however, that an accidental failure or omission to give such notice to one or more of such shareholders shall not affect the validity of such redemption or purchase as to the other holders.

(ii)	Such notice shall set out the Redemption Price, whether the shares are being redeemed pursuant to Section 36 of the Business Corporations Act (Alberta), or whether the shares are being purchased pursuant to Section 34 of the Business Corporations Act (Alberta), and the date on which redemption or purchase is to take place, and, if only part of the shares held by the person to whom it is addressed are to be redeemed or purchased, the number thereof so to be redeemed or purchased.

(iii)	On or after the date so specified for redemption or purchase, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Shares of each series to be redeemed or purchased, the Redemption Price thereof on presentation and surrender at the head office of the Corporation, or any other place designated in such notice, of the certificates for the Preferred Shares of each series called for redemption or purchase and the certificates for such shares shall thereupon be cancelled and the shares represented thereby be deemed to be redeemed or purchased. If only part of the shares represented by any certificate are redeemed or purchased, a new certificate for the balance shall be issued at the expense of the Corporation.

(iv)	From and after the date specified in any such notice, the Preferred Shares of each series called for redemption or purchase shall cease to be entitled to dividends, and the holders thereof shall not be entitled to exercise any of their rights of shareholders in respect thereof; unless payment of the Redemption Price shall not be made upon the presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected.

(v)	The Corporation shall have the right at any time after mailing of the notice of its intention to redeem or purchase any Preferred Shares of each series to deposit to a special account in any chartered bank or any trust company in Canada named in such notice, the Redemption Price of the shares so called for redemption or purchase, or the Redemption Price of such number of said shares represented by certificates which have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption or purchase. The deposit shall be made in such a manner that it will be paid without interest to or to the order of the respective holders of such Preferred Shares of each series called for redemption or purchase upon presentation and surrender to such bank or trust company of the share certificate or certificates representing the same, and upon such deposit being made or upon the date specified for the redemption or purchase in such notice, whichever is the later, the Preferred Shares of each series in respect whereof such deposit shall have been made and be deemed to be redeemed or repurchased and the rights of the holder thereof after such deposit or such redemption or purchase date, as the case may be, shall be limited to receiving without interest their proportionate share of the total Redemption Price so deposited against presentation and surrender of the said certificates held by them respectively, and any interest allowed on any such deposit shall belong to the Corporation.

(b)	If only part of the outstanding Preferred Shares of a particular series are to be redeemed or purchased at the option of the Corporation at any one time, the directors may, subject to any contrary rights or restrictions set at the time of issuance of any Preferred Shares of such series, in their absolute discretion determine the Preferred Shares of that series so to be redeemed or purchased and such redemption or purchase need not be pro- rata to the holding of any member or on any other fixed basis.

III.	MISCELLANEOUS

The capital of the Corporation may be increased, divided, converted, consolidated and dealt with from time to time and any shares of the original capital when dealt with in accordance or new capital may be issued having attached thereto any preferred, special, qualified or deferred rights, privileges, conditions or restrictions including any preference or priority in the payment of dividends or the distribution of assets, voting or otherwise over any other shares, whether common or preferred, and whether issued or not, and the articles of the Corporation may be varied as far as necessary to give effect thereto in accordance with the law then prevailing.

COMPANY PREFERRED SHARES, SERIES 1 PROVISIONS

The first series of Preferred Shares of the Corporation shall consist of an unlimited number of shares and shall be designated “Preferred Shares, Series 1”. In addition to the rights, privileges, restrictions and conditions attaching the Preferred Shares as a class, the Preferred Shares, Series 1 shall have attached thereto the rights, privileges, restrictions and conditions hereinafter set forth:

1.	Definitions

“Aggregate Equity Value per Share” means CAD$76.59

2.	Redemption Amount

The redemption price of a particular Preferred Share, Series 1 shall be equal to the Aggregate Equity Value per Share (the “Redemption Price”).

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